FREE WRITING PROSPECTUS Dated August 17, 2010	Filed Pursuant to Rule 433 Registration No. 333- 167044 Registration No. 333- 167044 -01

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (877) 858-5407.

Ally Master Owner Trust

Issuing Entity

$500,000,000 Class A Floating Rate Asset Backed Notes, Series 2010-4

Ally Wholesale Enterprises LLC

Depositor

Ally Bank

Sponsor

Ally Financial Inc.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated August 17, 2010 (the “Prospectus Supplement”) and a prospectus dated August 17, 2010 (the “Prospectus”), which describe the Series 2010-4 Class A notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Series 2010-4 Class A notes. This free writing prospectus is the “Ratings Free Writing Prospectus” referred to in the Series 2010-4 Indenture Supplement and the Underwriting Agreement (as defined in the Prospectus Supplement). Other than as set forth under the heading “Series 2010-4 Indenture Supplement” and unless the context indicates otherwise, capitalized terms in this Free Writing Prospectus that are not otherwise defined herein have the meanings given to them in the Prospectus Supplement and the Prospectus.

Ratings

We will not issue the Series 2010-4 Class A notes unless the Series 2010-4 Class A notes are rated in the highest rating category for long-term (Aaa/AAA) obligations by Moody’s Investors Service, Inc., or “Moody’s,” and Fitch, Inc., or “Fitch.”

Back-up Servicer

As described under “The Back-up Servicer” in the prospectus, the servicer may terminate the back-up servicer if, among other things, the back-up servicer ceases to have a specified long-term, unsecured debt rating from designated rating agencies. That specified rating is at least “BBB-” from Standard & Poor’s Rating Services or “Baa3” from Moody’s

Series 2010-4 Indenture Supplement

Solely for purposes of the Series 2010-4 Indenture Supplement, the following terms have the meanings set forth below.

“Consent Rating Agencies” means Moody’s.

“Notice Rating Agencies” means Fitch.

“Rating Agencies” means each of Moody’s and Fitch.

Underwriters for the Series 2010-4 Class A notes:

Citi	Deutsche Bank Securities	J.P. Morgan